EXHIBIT 23.1

MOORE & ASSOCIATES,

CHARTERED ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the post effective registration statement on Form S-1 of Nano Holdings International Inc, of our report dated March 19, 2008, on our audit of the consolidated balance sheet of Nano Holdings International, Inc., as of December 31, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and 2006; and the reference to us under the caption "Experts."

/s/ MOORE & ASSOCIATES, CHARTERED

Moore & Associates Chartered

Las Vegas, Nevada

July 1, 2008